CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Entegra Financial Corp.

Franklin, North Carolina

We consent to the use of our report dated March 15, 2017, with respect to the consolidated balance sheets of Entegra Financial Corp. and Subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

August 22, 2017